EXHIBIT G-1

                    PROPOSED FORM OF FEDERAL REGISTER NOTICE

SECURITIES AND EXCHANGE COMMISSION

     (Release No. 35-_____)

     Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

     July __, 2005

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by August __, 2005 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After August __, 2005, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                                  * * * * * *

AMEREN CORPORATION, ET AL.   (70-10078)
--------------------------

     Ameren Corporation ("Ameren"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), whose principal business address is at 1901 Chouteau Avenue, St. Louis, Missouri 63103, and its subsidiaries, CILCORP, Inc., CILCORP Investment Management, Inc. ("CIM"), and AmerenEnergy Resources Generating Copmany ("AERG"), whose principal address is at 300 Liberty Street Peoria, Illinois 61602, have filed a post-effective amendment to their previously amended application/declaration in this proceeding pursuant to Sections 6(a), 7, 9(a), 10, 11(b)(1), 12(b) and 12(f) of the Act and Rules 45 and 54 thereunder.

     Ameren directly owns all of the issued and outstanding common stock of CILCORP, an exempt holding company that owns all of the issued and outstanding common stock of Central Illinois Light Company, d/b/a "AmerenCILCO." AmerenCILCO, in turn, holds all of the outstanding common stock of AERG, a non-exempt electric utility generating subsidiary to which AmerenCILCO transferred substantially all of its generating assets in October 2003. CIM is a direct wholly-owned non-utility subsidiary of CILCORP that holds investments in


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several leasing transactions, including those held through its wholly-owned subsidiaries: CIM Air Leasing, Inc. ("CIM Air"), CILCORP Lease Management Inc. ("CLM"), CIM Leasing, Inc. ("CIM Leasing") and CIM Energy Investments, Inc. ("CIM Energy"). CIM also owns interests in the following partnerships: Midwest Corporate Tax Credit Fund, LP; Midwest Corporate Tax Credit Fund II, LP; Provident Tax Credit Fund III, LP; Illinois Equity Fund 1992 Limited Partnership; Illinois Equity Fund 1994 Limited Partnership; Illinois Equity Fund 1996 Limited Partnership; and Illinois Equity Fund 1998 Limited Partnership (together, the "Housing Credit Partnerships").

     By order dated January 29, 2003, in this proceeding (Holding Co. Act Release No. 27645) (the "Initial Order"), the Commission authorized Ameren to acquire all of the issued and outstanding common stock of CILCORP. In the Initial Order, the Commission reserved jurisdiction over Ameren's retention of certain indirect non-utility subsidiaries and investments of CILCORP under
Section 11(b)(1) of the Act, including the following:

     o CIM's 40% interest (held by CIM Air through a grantor trust) in Freighter Express Partners ("FEP"), which owns a commercial aircraft that is leased to an unrelated third party under an agreement dated as of October 1, 1993 and subject to non-recourse lease debt (the "FEP Partnership Interest").

     o CIM's 100% interest (held by CIM Leasing through a grantor trust) in passenger railcars that are leased to an unrelated third party under an agreement dated as of September 1, 1993 and subject to non-recourse lease debt (the "Railcars Interest").

     o CLM's 7.4257% interest (held through a grantor trust) in Unit No. 1 of the Springerville Power Plant, which is leased to an unrelated third party under an agreement dated December 15, 1986 and subject to non-recourse lease debt (the "Power Plant Interest").

     o CLM's 49.9% interest (held by two wholly-owned subsidiaries, CLM Inc., IV ("CLM IV") and CLM XII, Inc. ("CLM XII")) in D.C.L. Leasing Partners Limited Partnership, Ltd.-IV ("DCL IV"), which owns an office building in California that is leased to an unrelated third party under an agreement dated November 10, 1982 and subject to a mortgage (the "California Office Building Interest").

     o CLM's 49.9% interest in D.C.L. Leasing Partners Limited Partnership, Ltd.-VI ("DCL VI"), which owns an office building in Delaware that is leased to an unrelated third party under an agreement dated April 1, 1984 and subject to a mortgage (the "Delaware Office Building Interest"). CLM XI, Inc. ("CLM XI") and CLM Inc., VI ("CLM VI"), each a wholly owned subsidiary of CLM X, Inc. ("CLM X"), together own the Delaware Office Building Interest. CLM X is a wholly-owned subsidiary of CLM.

     o CLM's 14.95016611% interest (held by CLM VI through a grantor trust) in a waste-to-energy electric generating facility that is leased to an unrelated third party under an agreement dated July 21, 1997 and subject to non-recourse lease debt (the "Generation Facility Interest").


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     o    CLM's 50% interest (held by CLM Inc.-VII ("CLM VII") and CLM Inc.-VIII
          ("CLM VIII"), each a wholly owned subsidiary of CLM, through a grantor trust) in 24 commercial real estate properties, each of which is leased to an unrelated third party under an agreement dated as of December 1, 1986 and subject to non-recourse lease debt (the "Commercial Real Estate Interest").

     The Railcars Interest, the Power Plant Interest, and the Generation Facility Interest are herein referred to as the "Equipment Interests." The FEP Partnership Interest, the California Office Building Interest, the Delaware Office Building Interest, and the Commercial Real Estate Interest are herein referred to as the "Non-Equipment Interests." The Equipment Interests and the Non-Equipment Interests are together referred to herein as the "Lease Interests."

     By order dated April 15, 2004, in this proceeding (Holding Co. Act Release No. 27835) (the "Supplemental Order"), the Commission determined that certain non-utility interests and investments (referred to as the "Non-Retainable Interests") of CILCORP, including the Lease Interests described above, are not retainable by Ameren under the standards of Section 11(b)(1) of the Act. The Supplemental Order requires that Ameren cause CIM or any subsidiary to sell or otherwise dispose of the Non-Retainable Interests not later than January 31, 2006.

     In accordance with the Supplemental Order, on June 7, 2005, CILCORP entered into a letter of intent with a buyer (the "Buyer") pursuant to which CILCORP has agreed to sell and Buyer (or one or more of its designated funds) has agreed to purchase the Lease Interests. It is stated that the transaction will be structured either as a direct purchase and sale of the Lease Interest or a purchase and sale of the equity interests of the legal entity or entities directly or indirectly holding such Lease Interest, as the parties may mutually agree.

     Ameren has structured the sale transactions in a manner that will enable it to utilize the non-recognition provisions of section 1081 of the Internal Revenue Code of 1986, as amended (the "Code"). In order to achieve this result, Ameren will cause CILCORP, CIM, and certain of its other direct and indirect subsidiaries (as described below) to engage in a series of essentially simultaneous intercompany transactions the purposes of which are (1) to transfer certain investments of CIM that are not among the Non-Retainable Interests (and are thus not part of the sale to the Buyer) to other direct or indirect subsidiaries of Ameren, and (2) to structure the sale of the Lease Interests to occur from a subsidiary or subsidiaries of Ameren with sufficient tax basis in similar classes of property to absorb the basis reductions required by Code section 1082(b).

     More specifically, to comply with the Supplemental Order, Ameren and its subsidiaries will engage in the following transactions (the "Proposed Transactions"):

     1. On or prior to the closing date under the purchase agreement (the "Closing Date"), Ameren Energy Resources Company ("Resources"), an intermediate non-utility subsidiary that is directly owned by Ameren, will contribute the stock of certain of its direct non-utility subsidiaries to Ameren Energy Development Company ("Development"), which is also a direct wholly-owned non-utility subsidiary of Resources.

     2. On or prior to the Closing Date, (a) CIM will distribute the stock of CIM Energy to CILCORP, (b) CIM will transfer its interests in the Housing Credit Partnerships to an affiliated entity by a combination of distributions and contributions, and (c) CIM Leasing will transfer


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          its interest in SunAmerica 51 to an affiliated entity by a combination of distributions and contributions.

     3. On or prior to the Closing Date, CLM VI will distribute the Generation Facility Interest to CLM X, and CLM X will distribute the Generation Facility Interest to CLM. On or prior to the Closing Date, CLM will distribute the Power Plant Interest and the Generation Facility Interest to CIM, and CIM will contribute the Power Plant Interest and the Generation Facility Interest to CIM Leasing.

     4. On or prior to the Closing Date, CIM will transfer the stock of CIM Leasing to AERG in exchange for a promissory note (the "AERG Note") and possibly cash (together, the AERG Note and the cash are referred to herein as the "AERG Consideration").

     5. On or prior to the Closing Date, CIM will distribute the AERG Consideration to CILCORP.

     6. On or prior to the Closing Date, CILCORP will transfer the stock of CIM to Resources in exchange for a promissory note (the "Resources Note") and possibly cash (together, the Resources Note and the cash are referred to herein as the "Resources Consideration").

     7. On or prior to the Closing Date, Ameren will cause each of CIM Air, CLM, CIM Leasing, CLM IV, CLM VI, CLM VII, CLM VIII, CLM X, CLM XI, and CLM XII to convert into Delaware limited liability companies
          (LLCs) and will cause CIM to convert into an Illinois LLC (the "LLC Conversions").

     8. On the Closing Date, AERG will sell the CIM Leasing membership interest to the Buyer in exchange for cash which, for federal income tax purposes, will be treated as a deemed sale of the Equipment Interests.

     9. On the Closing Date, Resources will sell the CIM membership interest to the Buyer in exchange for cash which, for federal income tax purposes, will be treated as a deemed sale of the Non-Equipment Interests.

     10. On the Closing Date or within 24 months after the Closing Date, AERG will expend the cash received from the Buyer to reduce the AERG Note or will otherwise expend or invest such cash in accordance with Code section 1081(b).

     11. On the Closing Date or within 24 months after the Closing Date, Resources will expend the cash received from the Buyer to reduce the Resources Note./1/

     Code section 1081(b)(1) provides for the nonrecognition of gain or loss from a sale or exchange of property made in obedience to a Commission order. Code section 1082(a)(2) requires that any unrecognized gain under Code section

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1    Ameren states that the retirement of the AERG Note and the Resources Note will occur on or shortly after the Closing Date.


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1081(b)(1) be applied to reduce the basis of the transferor's remaining assets in a specified manner.

     An exception from this nonrecognition treatment exists under Code section 1081(b)(1) where certain "nonexempt property" is received by the transferor./2/ If any such "nonexempt property" is received, gain must be recognized unless, within 24 months of the transfer, the "nonexempt property" is expended for property other than "nonexempt property" or invested in accordance with Code section 1081(b)(2) and the Commission's order recites that such expenditure or investment is necessary or appropriate to the integration or simplification of the transferor's holding company system. Code section 1081(b)(3) provides that an appropriate expenditure for property other than "nonexempt property" for purposes of Code section 1081(b)(2) includes each of (1) a payment in complete or partial retirement or cancellation of securities representing indebtedness of the transferor and (2) the amount of any liability of the transferor that is assumed (or to which transferred property is subject) in connection with any transfer of property in obedience to a Commission order.

     Code section 1081(d) provides for the nonrecognition of gain or loss from certain intercompany transactions within the same system group if such transactions are made in obedience to a Commission order.

     Ameren states that the Proposed Transactions are intended to allow Ameren to comply with the Supplemental Order and to allow Ameren to match the unrecognized gain from the sale of the Lease Interests under Code section 1081(b) to certain subsidiaries of Ameren that have a sufficiently high tax basis in other similar classes of property such that the unrecognized gain can be fully absorbed by the basis reductions required by Code section 1082(a)(2).

     In accordance with Code section 1081(f) and the Supplemental Order, Ameren requests that the Commission issue a further supplemental order in this proceeding confirming that (1) the proposed disposition of the Lease Interests through the Proposed Transactions will be a disposition for cash or cash equivalents in compliance with the Supplemental Order, (2) the application of the net proceeds to retire all or part of the AERG Note and the Resources Note will be a complete or partial retirement of securities representing indebtedness of AERG and Resources, (3) the amount of liabilities assumed and the amount of liabilities to which transferred property is subject upon the disposition of the Lease Interests through the Proposed Transactions will be an expenditure for property other than "nonexempt property" in compliance with the Supplemental Order, and (4) accordingly, each of the Proposed Transactions is necessary or appropriate to the integration or simplification of the Ameren holding company system and will effectuate the provisions of Section 11(b)(1) of the Act.

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2    The term "nonexempt property" is defined in Code section 1083(e) to include, among other things, cash and indebtedness of the transferor that is cancelled or assumed by the purchaser in the exchange.


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